As filed with the Securities and Exchange Commission on July 25, 2016

Registration No. 333-89292

Registration No. 333-139274

Registration No. 333-182715

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-89292

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-139274

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-182715

UNDER

THE SECURITIES ACT OF 1933

ETABLISSEMENTS DELHAIZE FRÈRES ET CIE “LE LION”

(GROUPE DELHAIZE)

(Koninklijke Ahold Delhaize N.V. as successor by merger to Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize))

(Exact name of registrant as specified in its charter)*

Delhaize Brothers and Co. “The Lion” (Delhaize Group) (Translation of Registrant’s name into English)*
The Netherlands	98-0226019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Koninklijke Ahold Delhaize N.V.

Provincialeweg 11

1506 MA Zaandam

The Netherlands

(Address of principal executive offices)

Registrant’s telephone number, including area code: +31-88-659-5100

Delhaize Group 2002 Stock Incentive Plan

Delhaize Group 2012 U.S. Stock Incentive Plan

Delhaize America, LLC 2012 Restricted Stock Unit Plan

(Full Titles of Plans)

Thomas A. Hippler

Executive Vice President & General Counsel

Ahold USA, Inc.

1385 Hancock Street

Quincy, Massachusetts 02169

Tel: (617) 770-6017

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) (“Delhaize Group”) on Form S-8 (collectively, the “Registration Statements”) filed by Delhaize Group with the Securities and Exchange Commission:

•

Registration Statement No. 333-89292, pertaining to ordinary shares without nominal value of Delhaize Group (“Ordinary Shares”), represented by American Depositary Shares of Delhaize Group (“ADSs”), issuable under the Delhaize Group 2002 Stock Incentive Plan;

•

Registration Statement No. 333-139274, as amended by that certain Post-Effective Amendment No. 1 on Form S-8, pertaining to Ordinary Shares represented by ADSs, issuable under the Delhaize Group 2002 Stock Incentive Plan; and

•

Registration Statement No. 333-182715, pertaining to Ordinary Shares represented by ADSs, issuable under the Delhaize Group 2012 U.S. Stock Incentive Plan and the Delhaize America, LLC 2012 Restricted Stock Unit Plan.

On July 24, 2016, pursuant to that certain Merger Agreement (the “Merger Agreement”), dated June 24, 2015, between Delhaize Group and Koninklijke Ahold N.V. (“Royal Ahold”), Delhaize Group merged with and into Royal Ahold (the “Merger”), with Royal Ahold surviving the Merger under the name “Koninklijke Ahold Delhaize N.V.” (“Royal Ahold Delhaize”).

As a result of the Merger, Royal Ahold Delhaize, as successor to Delhaize Group, has terminated any and all offerings of its securities pursuant to each of the Registration Statements. In accordance with an undertaking contained in each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under such Registration Statement that remain unsold at the termination of the offerings, Royal Ahold Delhaize, as successor to Delhaize Group, hereby removes from registration all of its securities registered but unsold under such Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Zaandam, The Netherlands, on this 25th day of July, 2016.

Koninklijke Ahold Delhaize N.V.,
as successor by merger to Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize)

By:	/s/ Jeff Carr
Jeff Carr
EVP & CFO

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.